As filed with the Securities and Exchange Commission on February 2, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DEFSEC TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Its Charter)

British Columbia	3080	98-1650180
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

80 Hines Rd, Suite 300, Ottawa, Ontario, K2K 2T8
(613) 241-1849

(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

C T Corporation System

1015 15th Street N.W., Suite 1000

Washington, DC 20005

(202) 572-3133

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of communications to:

Richard Raymer

Nicholas Arruda

Dorsey & Whitney LLP

Toronto-Dominion Centre

66 Wellington St West, Suite 3400

Toronto, ON M5K 1E6, Canada

(416) 367-7370

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.† ☐

† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2026

PROSPECTUS

Up to 608,493 Common Shares

DEFSEC Technologies Inc.

This Prospectus relates to the offer and sale of up to 608,493 common shares (the “Common Shares”) of DEFSEC Technologies Inc. (the “Company”) underlying certain investor warrants (the “Investor Warrants”) and placement agent’s warrants (the “Placement Agent’s Warrants” and together with the Investor Warrants, the “Warrants”) held by the selling securityholders named herein (the “Selling Securityholders”). The Investor Warrants were sold by the Company in a brokered private placement (the “Private Placement”) pursuant to a securities purchase agreement dated December 17, 2025 by and among the Company and certain of the Selling Securityholders and the Placement Agent’s Warrants were issued to designees of H.C. Wainwright & Co., LLC, the placement agent in connection with the Private Placement and concurrent Registered Direct Offering (as defined below).

The exercise price of the Investor Warrants and Placement Agent’s Warrants is CAD$4.27 per share and CAD$4.55 per share, respectively. The Selling Securityholders, or its respective transferees, pledgees, donees or other successors-in-interest, may sell the Common Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Selling Securityholders may sell any, all or none of the securities offered by this Prospectus, and we do not know when or in what amount the Selling Securityholders may sell their Common Shares hereunder following the effective date of this registration statement. We have paid and will pay certain expenses associated with the registration of the Common Shares covered by this Prospectus. The Selling Securityholders and any broker-dealers or agents that are involved in selling the Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. See “Plan of Distribution.”

The Selling Securityholders are identified herein. No Common Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Common Shares by the Selling Securityholders. All net proceeds from the sale of the Common Shares covered by this Prospectus will go to the respective Selling Securityholder. However, we may receive the proceeds from any exercise of Warrants if the holders do not exercise the Warrants on a cashless basis. See “Use of Proceeds.”

Our Common Shares are listed for trading on: (i) the Nasdaq Capital Market (the “Nasdaq”) under the stock symbol “DFSC”; (ii) the TSX Venture Exchange (the “TSXV”) under the stock symbol “DFSC”; and (iii) the Frankfurt Stock Exchange under the stock symbol of “62U2”.

On January 27, 2026, the closing price of our Common Shares on Nasdaq was $1.95 per Common Share.

We are an “emerging growth company” and a “smaller reporting company” under Rule 405 of the United States Securities Act of 1933, as amended (the “Securities Act”), and a “foreign private issuer” within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this Prospectus and the documents incorporated by reference herein and in future filings. See, “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Foreign Private Issuer Status”.

Our registered and head office is located at 2900 - 550 Burrard Street, Vancouver, British Columbia V6C 0A3 and our principal place of business is located at 80 Hines, Suite #300, Ottawa, Ontario, Canada, K2K 2T8. Our telephone number is (613) 241-1849.

Investing in these securities involves certain risks. See “Risk Factors” on page 14 of this Prospectus, as well as the risk factors incorporated by reference into this Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

We have prepared this Prospectus in accordance with United States disclosure requirements. Our financial statements are prepared in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of United States companies.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is            , 2026

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission (the “SEC”). You should read this Prospectus, including the documents incorporated by reference, and the related registration statement carefully. This Prospectus and registration statement contain important information you should consider when making your investment decision.

You should rely only on the information that we have provided in this Prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus, including the documents incorporated by reference, and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This Prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this Prospectus, including the documents incorporated by reference, and any applicable prospectus supplement is accurate only as of the date on the front of the document, regardless of the time of delivery of this Prospectus, any applicable prospectus supplement, or any sale of Common Shares.

Except as otherwise indicated, references in this Prospectus to "DEFSEC," "Company," "we," "us" and "our" refer to DEFSEC Technologies Inc. and its consolidated subsidiaries.

Enforceability of Civil Liabilities

We are incorporated under the laws of British Columbia. Some of our directors and officers, and the experts named in this Prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States. There can be no assurance that United States investors will be able to enforce against us, members of our Board of Directors (the "Board"), officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

Financial Information and Currency

Unless otherwise indicated, all references in this Prospectus, and the documents incorporated by reference herein, to "dollars" or "CAD" or "$" are to Canadian dollars and all references to "USD" or "US$" are to United States dollars.

Exchange Rates

The following tables set forth the annual average exchange rates for the year ended September 30, 2025, September 30, 2024 and September 30, 2023, and the monthly average exchange rates for each month during the previous twelve months, as supplied by the Bank of Canada. These exchange rates are expressed as one United States dollar converted into Canadian dollars.

Period	Average
Year Ended September 30, 2025	1.3989
Year Ended September 30, 2024	1.3607
Year Ended September 30, 2023	1.3485

Month Ended	Average
December 31, 2025	1.3802
November 30, 2025	1.4055
October 31, 2025	1.3992
September 30, 2025	1.3833
August 31, 2025	1.3802
July 31, 2025	1.3691
June 30, 2025	1.3674
May 31, 2025	1.386
April 30, 2025	1.3988
March 31, 2025	1.4359
February 28, 2025	1.4301
January 31, 2025	1.439

The daily average exchange rate on January 27, 2026 as reported by the Bank of Canada for the conversion of USD into CAD was US$1.00 equals CAD$1.362.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference herein contain “forward-looking statements” and “forward-looking information” within the meaning of applicable Canadian and United States securities laws (together, “forward-looking statements”). Such forward-looking statements include, but are not limited to, information with respect to our objectives and our strategies to achieve these objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates and intentions. These forward-looking statements may be identified by the use of terms and phrases such as “may”, “would”, “should”, “could”, “expect”, “intend”, “estimate”, “anticipate”, “plan”, “foresee”, “believe”, or “continue”, the negative of these terms and similar terminology, including references to assumptions, although not all forward-looking statements contain these terms and phrases. Forward-looking statements are provided for the purposes of assisting the reader in understanding us, our business, operations, prospects and risks at a point in time in the context of historical and possible future developments and therefore the reader is cautioned that such information may not be appropriate for other purposes.

Forward-looking statements relating to us include, among other things, statements relating to:

•	our expectations regarding our business, financial condition and results of operations;
•	the future state of the legislative and regulatory regimes, both domestic and foreign, in which we conduct business and/or may conduct business in the future;
•	our expansion into domestic and international markets;
•	our ability to attract customers and clients;
•	our marketing and business plans and short-term objectives;
•	our ability to obtain and retain the licenses and personnel we require to undertake our business;
•	our ability to deliver under contracts with customers;
•	anticipated revenue and related margin from professional service contracts with customers;
•	our strategic relationships with third parties;
•	our anticipated trends and challenges in the markets in which we operate;
•	governance of us as a public company; and
•	expectations regarding future developments of products and our ability to bring these products to market.

Forward-looking statements are based upon a number of assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following risk factors some of which are discussed in greater detail under the section “Risk Factors” in our Annual Report on Form 20-F for the year ended September 30, 2025, filed with the SEC on December 29, 2025 (the “Annual Report on Form 20-F”):

•	limited operating history;
•	our ability to continue as a going concern;
•	failure to realize our growth strategy;
•	failure to complete transactions or realize anticipated benefits;
•	reliance on key personnel;
•	regulatory compliance;
•	competition;
•	changes in laws, regulations and guidelines;
•	demand for our products;
•	fluctuating prices of raw materials;
•	pricing for products;
•	ability to supply sufficient product;
•	potential cancellation or loss of customer contracts if we are unable to meet contract performance requirements;

•	expansion to other jurisdictions;
•	damage to our reputation;
•	operating risk and insurance coverage;
•	negative operating cash flows;
•	management of growth;
•	product liability;
•	product recalls;
•	environmental regulations and risks;
•	ownership and protection of intellectual property;
•	constraints on marketing products;
•	reliance on management;
•	fraudulent or illegal activity by our employees, contractors and/or consultants;
•	breaches of security at our facilities or in respect of electronic documents and data storage and risks related to breaches of applicable privacy laws;
•	government regulations regarding public or employee health and safety regulations, including public health measures in the event of pandemics or epidemics;
•	regulatory or agency proceedings, investigations and/or audits;
•	additional capital requirements to support our operations and growth plans, leading to further dilution to shareholders;
•	the terms of additional capital raises;
•	conflicts of interest;
•	litigation;
•	risks related to United States' and other international activities, including regional conflicts that may impact our operations;
•	risks related to security clearances;
•	risks relating to the ownership of our securities, such as potential extreme volatility in the price of our securities;
•	risks related to our foreign private issuer status;
•	risks related to our emerging growth company status;
•	risks related to meeting the continued listing requirements of the Nasdaq Capital Market (“Nasdaq”);
•	risks related to the liquidity of the common shares of the Company (the “Common Shares”);
•	significant changes or developments in United States trade policies and tariffs that may have a material adverse effect on our business and financial statements;
•	risks related to United States tariffs, including potential supply chain disruptions, required operational adjustments, increased costs and potential logistical disruptions;
•	risks related specifically to United States tariffs on aluminum and steel; and
•	risks related to retaliatory tariffs imposed by Canada's government affecting potential foreign sales.

Although the forward-looking statements contained in this Prospectus and the documents incorporated by reference herein are based upon what we believe are reasonable assumptions, investors are cautioned against placing undue reliance on this information since actual results may vary from the forward-looking statements. Certain assumptions were made in preparing the forward-looking statements concerning availability of capital resources, business performance, market conditions and customer demand.

Consequently, all of the forward-looking statements contained in this Prospectus and the documents incorporated by reference herein are qualified by the foregoing cautionary statements, and there can be no guarantee that the results or developments that we anticipate will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business, financial condition or results of operation. Unless otherwise noted or the context otherwise indicates, the forward-looking statements contained in this Prospectus and the documents incorporated by reference herein are provided as of the date hereof, thereof or the date of the document incorporated by reference, respectively, and we do not undertake to update or amend such forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by applicable law.

PROSPECTUS SUMMARY

This summary highlights selected information about us, this offering and selected information appearing elsewhere in this Prospectus and in the documents we incorporate by reference herein. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should read this entire Prospectus, carefully, including the "Risk Factors" section beginning on page 14 of this Prospectus, the "Risk Factors" section of the Annual Report on Form 20-F, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC, our financial statements and related notes thereto and the other documents incorporated by reference in this Prospectus.

Overview of the Company

DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.), is an early-stage technology company that develops and commercializes next-generation tactical systems for military and security forces and public safety markets.

Our product development has focused on three niche market segments as follows:

Our core mission is to protect and save lives. We group our offerings for commercialization purposes into Military and Public Safety missions.

DEFSEC’s Public Safety offerings are comprised of:

▪	DEFSEC LightningTM: leverages the Company’s military digitization technology experience to provide responders to any type of incident with instant onboarding to the mission and TAK-enabled real-time situational awareness Software as a Service (“SaaS”). This cloud-based platform includes TAK, as well as proprietary plug-in tools relevant to law enforcement, including ground search and rescue tools, TAK enabled sniper and surveillance tools. The Company is currently pursuing trials and pilots of the product as it continues development towards the full commercial release that is currently expected in early Fiscal 2026. We continue to demonstrate with potential law enforcement customers that are interested in the platform who could potentially subscribe ahead of the full release. Two such agencies remain in their internal business casing process which is expected to continue until early calendar 2026.

▪	Less-Lethal Munitions Systems:

o	PARA SHOTTM, a next-generation less-lethal system.
o	ARWEN® 37mm system, plus a new 40mm munition and new marking cartridges in 37mm and 40mm for realistic scenario training leveraging the PARA SHOTTM Low Energy Cartridge (“LEC”) technology.

DEFSEC’s Military offerings are comprised of:

▪	Digitization: task order based software solutions.
▪	TASCS Indirect Fire Modules System (“TASCS IFM”) and TASCS Networked Observation and Reconnaissance System ("TASCS NORS");
▪	T-SASTM;
▪	Lightning SaaS;
▪	Battlefield Laser Detection Systems (“BLDS”); and
▪	Phantom Electronic Warfare device. Development and patent applications have been paused as we determine the best method to bring this product to market.

Strategy

Our strategy is to pursue and win large task-order based software development and digitization defense contracts for multi-year revenue visibility with prime defense contractors, with a particular focus on ATAK applications that can be leveraged to address similar requirements in the public safety market complemented by our proprietary ARWEN® and PARA SHOTTM less-lethal products, where it is possible to drive sales and where the sales cycle is typically shorter than the more programmatic defense market.

The following is a summary of our main product and service categories for each business line:

Less-Lethal	Digitization	Counter-Threat

PARA SHOTTM products:

Non-reciprocating devices:

•    A single-shot device

•    A five-shot device

•    12-gauge shotgun (planning stage; not yet industrialized)

Reciprocating devices (Planning stage, not yet commercially available)

•     Replica pistol

•     AR style rifle

Cartridge

•     Blunt / training

•     Inert marking powder

•     Irritant powder

ARWEN® products:

•      Single shot 37mm launcher

•      Multi-round 37mm launcher

•      Baton blunt impact

•      37mm, and 40mm (final stages of commercialization)

•      37mm Chemical, irritant, and barricade-penetrating rounds

•      PARA SHOTTM training adapter for ARWEN Platform (final stages of commercialization)

Products:

•     TASCS IFM

•     TASCS NORS

•     New T-SAS™ system

Services:

•      ATAK Centre of Excellence

•      Lightning SaaS for Critical Incident Management System (“CIMS”) (not yet commercially available)

•      Task-order based software services on long-term government defence contracts

Products: • BLDS • Phantom Electronic Warfare device

Recent Developments

The following is a summary of major highlights that occurred during the year ended September 30, 2025:

•	On October 1, 2024, we updated investors on the ramp-up of activity on our sub-contract to Thales Canada in support of the Canadian DND Land C4ISR series of contracts to modernize the Canadian Army's capabilities through advanced Land C4ISR systems program. DEFSEC was in various stages of completing its staffing with conditional offers accepted for all 16 positions on the program, representing an annualized revenue of approximately $3.3 million. The Company expects to continue to increase staffing, and related revenue, as future taskings are received. The Company’s maximum potential workshare under the Land C4ISR and DSEF remains approximately CAD$48 million and $27 million for the initial contract periods of six and five years respectively.

•	On October 10, 2024 we announced our plan to proceed with a consolidation of our outstanding Common Shares on the basis of ten (10) pre-consolidation shares for each one (1) post-consolidation share (the “2024 Reverse Split”). The Company believed that the 2024 Reverse Split was in the best interests of shareholders as it allowed the Company to ensure continued compliance with the Nasdaq minimum bid price requirements (“Minimum Bid Requirement”).

•	On October 21, 2024 we announced that, further to the Company's press release on October 10, 2024, the Company received approval of the TSXV for the 2024 Reverse Split.

•	On October 23, 2024 we announced that our wholly-owned subsidiary, KWESST Inc., had entered into a receivables facility agreement with a US-based global financing company. The facility provides up to CAD$250,000 advanced at a rate of 2.5% for the first thirty days and 1% for each ten days thereafter until receipt of funds from the receivable payee and limited to a total of 20% of the value of the receivable funded. Funds are advanced at 80% up front of the face value of the receivable with a 20% fee deposit retained by the financing company until the amount funded is fully repaid, following which any balance remaining of the 20% fee deposit is returned to KWESST Inc. The agreement grants security against KWESST Inc.’s receivables and other assets for funds advanced by the financing company. The initial term is for 12 months and may be terminated within such a term by KWESST Inc., subject to the payment of an early termination fee of 3% of the total limit of the facility. In September 2025 this facility was not renewed by management and released.

•	On October 23, 2024 we announced we had completed our plan to ramp up volume production of ARWEN cartridges, including the new 40mm baton round following successful characterization testing by a recognized ballistics laboratory. The ARWEN system is long-established in the law enforcement community and was designed as an alternative to lethal force for maintaining public order in the event of riots and civil unrest during protests and demonstrations. Historically, the Company has offered a 37mm cartridge that fires from its ARWEN launchers. In a move to expand the market for ARWEN branded products and to leverage the large installed base of third-party 40mm firing platforms, the Company announced and showcased a new 40mm baton cartridge at the annual SHOT Show in January 2024. Live fire demonstrations at the SHOT Show Range Day and other events since then have demonstrated the notable performance of the new 40mm baton cartridge.

•	On November 1, 2024 we announced the closing of a public offering of 3,889,000 pre-funded warrants at a public offering price of US$0.094 per Common Share. The gross proceeds from the offering were approximately US$3,500,000, before deducting placement agent fees of US$0.0675 per Common Share (being an aggregate of US$262,508 or 7.5% of the public offering price of the securities) and estimated offering expenses were approximately US$300,000. In addition, the Company issued to the placement agent as compensation for its services 194,450 Common Share purchase warrants with an exercise price of US$23.625 per share.

•	On November 11, 2024 we announced the issuance of a total of 5,669 Common Shares at a deemed price per Common Share of $17.64 per share, representing a 20% discount on the closing price of the Common Shares on the TSXV for settlement for reimbursement of business expenses incurred while representing the Company in an aggregate amount of $100,000 owed to a company controlled by Mr. David Luxton, Executive Chairman of the Company.

•	On November 12, 2024 we announced the closing of a brokered private placement offering to an institutional accredited investor for aggregate gross proceeds of approximately CAD$3.4 million (the “November 2024 Offering”). As a part of the November 2024 Offering, the Company issued 4,145,200 pre-funded warrants to acquire one Common Share at a price of CAD$0.824 per pre-funded warrant, inclusive of the exercise price of CAD$0.021 per Common Share. Each pre-funded warrant was bundled with one Common Share purchase warrant of the Company. We also announced that the Company amended the terms of the outstanding pre-funded warrants issued on November 1, 2024, as part of the Company's best efforts public offering in the United States. The amendments revised the exercise price of the pre-funded warrant from USD$0.021 to CAD$0.0294, revised currency references from USD to CAD, and removed the ability for the holder to exercise the pre-funded warrant on a cashless basis. The foregoing amendments were agreed to by the holder of such pre-funded warrants pursuant to a pre-funded warrant amendment agreement.

•	On November 13, 2024 we announced that we received a letter from Nasdaq, notifying the Company that it is eligible for an additional 180 calendar day period, or until May 12, 2025, to regain compliance with the Minimum Bid Requirement. The Company was first notified by Nasdaq of its failure to maintain the Minimum Bid Requirement on May 16, 2024, and was given until November 12, 2024, to regain compliance. The Company did not regain compliance with the Minimum Bid Requirement during the first 180 calendar day period.

•	On November 13, 2024, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided with an additional and final 180 calendar day period, or until May 12, 2025, to regain compliance with the Minimum Bid Requirement.

•	In December 2024, the LEC royalty payment due April 2025, in the amount of $200,000 was paid early to DEFSEC in exchange for a $25,000 reduction resulting in a net payment of $175,000.

•	On January 6, 2025, the Company announced the appointment of Mrs. Jennifer Welsh as CFO and Chief Compliance Officer of the Company, replacing Mr. Kris Denis, who transitioned to a new role within the DEFSEC finance team, reporting to Mrs. Welsh. The Company also announced the appointment of Mr. James Yersh as a director of the Company and Chair of the Audit Committee.

•	On February 21, 2025, the Company announced the closing of a first tranche of the issuance and sale of a private placement of its securities to accredited and institutional investors for aggregate gross proceeds of approximately CAD$3.5 million (approximately US$2.5 million) (the "First Tranche"). As a part of the First Tranche, the Company issued 43,033 Common Shares and 2,884,179 pre-funded warrants in lieu thereof, no par value per share, at a price of CAD$19.488 (approximately US$13.86) per Common Share and $0.928 (US$0.66) per pre-funded warrant, inclusive of the exercise price of CAD$0.021 per Common Share. Each Common Share, was bundled with 21 Common Share purchase warrants of the Company and each pre-funded warrant was bundled with one Common Share purchase warrant. 21 Common Share purchase warrant entitles the holder to acquire one Common Share at an exercise price of CAD$24.36 (approximately US$17.157) per Common Share for a period of 60 months following the closing of the First Tranche, the warrants are immediately exercisable. As compensation for services rendered in the First Tranche, the Company paid to ThinkEquity a cash fee of CAD$263,636 which represents 7.5% of the aggregate gross proceeds of the First Tranche and issued to ThinkEquity or its designees 189,394 warrants to purchase an equivalent number of Common Shares which represents 5.0% of the Common Shares and pre-funded warrants sold in the First Tranche. The placement agent warrants were immediately exercisable and entitle the holder to acquire one Common Share at an exercise price of CAD$24.36 (approximately US$17.157) per Common Share for a period of 60 months following the closing of the First Tranche. Due to investor interest, the Company increased the size of the offering with a second tranche of a confirmed order totaling approximately CAD$140,606 (approximately US$100,000). In connection with the February 2025 Offering, the Company entered into placement agency agreements with ThinkEquity and securities purchase agreements and registration rights agreements with the selling securityholders thereto.

•	On March 18, 2025, the Company announced that it has filed notice of a meeting of shareholders, a management information circular, and related documents to convene a special meeting of shareholders on March 31, 2025. The meeting was convened to seek shareholder approval of a resolution (the "2025 Consolidation Resolution"), authorizing, if deemed advisable by Board, the consolidation of the issued and outstanding Common Shares of the Company on the basis of one (1) share for a maximum of every twenty-five (25) Common Shares issued and outstanding.

•	On March 28, 2025, the Company announced a strategic partnership with a contract manufacturer in the United States to bring elements of its production stateside under the signing of a non-binding memorandum of understanding dated March 27, 2025. The parties agreed to work towards a manufacturing agreement outlining the terms of a long-term contract manufacturing arrangement. We continue to work with the contract manufacturer on production of the 40mm ARWEN and PARA SHOTTM cartridges and plan to execute an agreement in early calendar year 2026.

•	On April 1, 2025, the Company announced the results of its special meeting of shareholders. The 2025 Consolidation Resolution was approved by a majority of the votes cast by the holders of Common Shares, either present in person or represented by proxy.

•	On April 21, 2025, the Company announced that, as authorized by the 2025 Consolidation Resolution, it will effect a consolidation of the Company’s issued and outstanding common shares on the basis of twenty-one (21) pre-consolidation shares for each one (1) post-consolidation share (the “2025 Reverse Split”). The 2025 Reverse Split was effective at 12:01 a.m. Eastern Daylight Time April 23, 2025, on the Nasdaq and was effective at 12:01 a.m. Eastern Daylight Time on April 24, 2025, on the TSXV. While the Common Shares were expected to begin trading on the Nasdaq on a consolidated basis on or around April 23, 2025, due to the discrepancy in the effective date of the consolidation on both markets, trading in the securities of the Company was halted on April 23, 2025 and resumed trading on a consolidated basis on the Nasdaq and the TSXV at market open on April 24, 2025.

•	On May 8, 2025, the Company announced that it received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC notifying the Company that it regained compliance with the Minimum Bid Requirement. The Notification Letter confirmed that the Company evidenced a closing bid price at or greater than the USD$1.00 per common share minimum requirement for 10 consecutive business days from April 24, 2025 to May 7, 2025. As a result, the listing matter was closed.

•	On June 18, 2025, the Company announced receipt of a first order from a defense systems integrator for testing prototypes of its newest generation of the BLDS for a major North American armored vehicle program. On August 4, 2023, the Company delivered earlier versions of the BLDS technology to an overseas NATO country through a European defense integrator.

•	On June 25, 2025, the Company announced that it changed its name to “DEFSEC Technologies Inc.” at the opening of its expanded new facility at 80 Hines Road in Kanata North, Ottawa, Ontario. The change became official on June 30, 2025.

•	On August 7, 2025, the Company announced the closing of a public offering of 759,879 Common Shares (or pre-funded warrants in lieu thereof), together with Common Share purchase warrants to purchase up to 759,879 Common Shares at a combined public offering price of CAD$8.955 per Common Share (or pre-funded warrant in lieu thereof) and accompanying Common Share purchase warrant, for gross proceeds of approximately CAD$6.8 million before deducting placement agent fees and other offering expenses payable by the Company. The Common Share purchase warrants have an exercise price of CAD$10.52 per Common Share and expire five years following the date of issuance. The securities were offered pursuant to a registration statement on Form F-1 (File No. 333-288827), which was declared effective by the SEC on July 23, 2025. In connection with the offering, the Company paid a cash fee to the exclusive placement agent for the offering, in an amount of CAD$510,354 and issued to the placement agent or its designees 56,991 placement agent's warrants entitling the holder to acquire one Common Share for a period of five years from the commencement of sales of the offering at an exercise price of CAD$11.1938 per Common Share.

The following is a summary of major highlights that occurred subsequent to the year ended September 30, 2025:

•	On October 29, 2025, the Company announced its continued ramp-up both of its Canadian Government Defence Programs: The Directorate Land Command Systems Program Management Software Engineering Facility (“DSEF”) Professional Services program – the Canadian Army’s central provider of Command and Control Specialty Applications in the areas of Indirect Fire Control software, Artillery Fire Control software, and Sniper Ballistics Control software development and support services and the Land C4ISR series of contracts to modernize the Canadian Army’s capabilities through advanced land command, control, communications, computers, intelligence, surveillance and reconnaissance systems program under subcontract to Thales Canada. As of the date of the announcement, DEFSEC had fully staffed 24 personnel across the programs, with continued increase in accordance with the release of new taskings.

•	On December 5, 2025, the Company announced momentum in its government services business and that it expects to add an additional 15 roles to the 24 roles previously disclosed in the Company’s news release dated October 29, 2025, for a total of 39 roles staffed commencing in February 2026. The roles were staffed with a large part of the increase due to an expansion of work scope with the DSEF contract for digital modernization of the Canadian Armed Forces. The Company arranged to fast track the fulfillment of this new work scope requirement by subcontracting 13 of the additional 15 roles from ADGA Group Consultants Inc. Commencement of work in February 2026 is subject to customary administrative onboarding procedures. The Company has already received DSEF’s statement of work and expects to complete onboarding procedures in time for the February start.

•	On December 17, 2025, the Company announced the Private Placement and that it concurrently entered into definitive securities purchase agreements for the purchase and sale of 566,040 Common Shares at a purchase price of CAD$3.64 (US$2.65) per Common Share in a registered direct offering (the “Registered Direct Offering). The offering closed on December 18, 2025. See “Private Placement of Warrants”.

•	On January 23, 2026, the Company announced that it appointed Niel Marotta as a member of the Board, effectively immediately, and that it filed an amended and restated notice of the annual and special meeting of shareholders, to be held on February 19, 2026, and a related amended and restated management information and form of proxy.

•	On January 30, 2026, the Company announced that it voluntarily filed restated unaudited condensed consolidated interim financial statements for the three and nine months ended June 30, 2025 and 2024 (the "Restated Interim Financial Statements") and the related management's discussion and analysis of financial condition and results of operations for the three and nine months ended June 30, 2025 (the "Restated MD&A"). The Restated Interim Financial Statements were amended as a result of errors identified related to the initial measurement of right-of-use assets and lease liabilities associated with the Company's lease entered into in June 2025, as well as the recording of lease-related prepayments associated with the same lease. Changes were limited to the interim statements of financial position and related notes, with no change being made to the interim statements of net loss and comprehensive loss, the interim statements of changes in shareholders' equity or the interim statements of cash flows reported in the Restated Interim Financial Statements.

•	On February 2, 2026, the Company announced that it appointed Elisabeth Preston as Senior Vice-President and Chief Legal Officer.

Risk Factors

Our business is subject to a number of risks which you should be aware of before making an investment decision. You should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in our Annual Report on Form 20-F in deciding whether to invest in our securities. These risks include but are not limited to the following:

•	You may experience future dilution as a result of future equity offerings.

•	We have limited operating experience as a publicly-traded company in the United States.

•	We incur significantly increased costs and devote substantial management time as a result of operating as a United States public company.

•	Global inflationary pressure may result in lower gross margins on our future product sales if we are unable to pass on the related increase in cost to our customers through an increase in the price of our products.

•	We may incur higher costs or unavailability of components, materials and accessories.

•	Our inability to comply with Nasdaq’s or the TSXV’s continued listing requirements could result in our Common Shares being delisted, which could affect the market price and liquidity of our securities and reduce our ability to raise capital.

•	We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our securities less attractive to investors.

•	There can be no certainty that we will ever achieve, or sustain, profitability or positive cash flow from our operating activities.

•	Our ability to generate substantial revenue growth, or to sustain any revenue growth that is achieved.

•	Reliance on third-party suppliers may create risks related to our potential inability to obtain an adequate supply of components or materials and reduced control over pricing and timing of delivery of components and materials.

•	Potential cancellation or loss of customer contracts if we are unable to meet contract performance requirements.

•	We will be reliant on information technology systems and may be subject to damaging cyber-attacks.

•	Protecting and defending against intellectual property claims may have a material adverse effect on our business.
•	Our business is subject to certain risks inherent in international business, including regional conflicts that may impact our operations and may be beyond our control.

•	Our directors, officers or members of management may have conflicts of interest and it may not be possible for foreign investors to enforce actions against us, and our directors and officers.

•	Our insurance policies may be inadequate to fully protect us from material judgments and expenses.

•	Our Common Shares may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares.

•	We are subject to extensive government regulation in the United States for our products and may not be able to comply with changes in government policies and legislation.

•	Rapidly changing technology and evolving industry standards could result in product obsolescence or short product life cycles.

•	If we are unable to satisfy the requirements of Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”) or our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned.

•	We may lose foreign private issuer status in the future, which could result in additional costs and expenses.

•	The liquidity of our Common Shares may be decreased as a result of the 2024 Reverse Split and the 2025 Reverse Split.

Implications of Being an Emerging Growth Company

As a company with less than USD$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include:

•	reduced executive compensation disclosure;

•	exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation; and

•	an exemption from the auditor attestation requirement under Section 404 of Sarbanes-Oxley (“Section 404”) in the assessment of the emerging growth company’s internal control over financial reporting.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least USD$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the preceding three-year period, issued more than USD$1.235 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our Common Shares that are held by non-affiliates exceeds USD$700 million. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•	for interim reporting, we are permitted to comply solely with our home country requirements, which may be less rigorous than the rules that apply to domestic public companies;

•	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Corporate Information

We are a corporation domiciled in Canada and were incorporated under the Business Corporations Act (British Columbia) on November 28, 2017. Our registered and head office is located at 2900 - 550 Burrard Street, Vancouver, British Columbia V6C 0A3 and our principal place of business is located at 80 Hines, Suite #300, Ottawa, Ontario, Canada, K2K 2T8. Our internet site is https://www.defsectec.com; our telephone number is (613) 241-1849.

The information contained on our website is not incorporated by reference into this Prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this Prospectus in deciding whether to purchase the Common Shares.

Our registered agent in the United States is CT Corporation System, located at 1015 15th Street N.W., Suite 1000 and its telephone number is (202) 572-3133.

THE OFFERING

Issuer	DEFSEC Technologies Inc.

Common Shares Offered by the Selling Securityholders	Up to 608,493 Common Shares.

Common Shares to be outstanding after this Offering(1)	2,602,119 Common Shares (assuming all Investor Warrants and Placement Agent’s Warrants are exercised).

Symbol and Listing	Our Common Shares are listed for trading on: (i) Nasdaq under the stock symbol “DFSC”; (ii) the TSXV under the stock symbol “DFSC”; and (iii) the Frankfurt Stock Exchange under the stock symbol of “62U2”.

Use of Proceeds	We will not receive any proceeds from the sale of the Common Shares by the Selling Securityholders. All proceeds from the sale of the Common Shares covered by this Prospectus will go to the Selling Securityholders. However, we may receive the proceeds from any exercise of Warrants if the holders do not exercise the Warrants on a cashless basis. See “Use of Proceeds”.

Risk Factors	Investing in our securities involves a high degree of risk. See "Risk Factors" in this Prospectus for a discussion of factors you should carefully consider before investing in our securities.

(1)	The number of Common Shares shown above to be outstanding after this offering is based on 1,993,626 Common Shares outstanding as of January 27, 2026, and excludes as of such date (US$ equivalent is based on a conversion rate of CAD$1.362):

•	20,632,501 Common Share purchase warrants to purchase 1,871,618 Common Shares at a weighted average exercise price of $2.53 (US$1.85) per Common Share;
•	151,734 pre-funded Common Share purchase warrants to purchase 722 Common Shares at an exercise price of $0.014 (US$0.01) per Common Share; and
•	886 Common Shares issuable upon the exercise of outstanding but unexercised stock options to purchase Common Shares, under our Long-Term Performance Incentive Plan as approved by our shareholders on August 26, 2024 at a weighted average exercise price of $543.96 (US$399.38) per Common Share.

RISK FACTORS

Investing in our securities involves risks. Before deciding whether to purchase our securities, you should carefully consider the risk factors incorporated by reference from our Annual Report on Form 20-F, under the heading “Item 3D. Risk Factors”, any updates to those risk factors contained in our Current Reports on Form 6-K and the other information contained in this Prospectus or any applicable Prospectus, as updated by those subsequent filings with the SEC under the Exchange Act that are incorporated herein by reference. These risks could materially affect our business, results of operations and financial condition and could cause the value of our securities to decline in value, in which case you may lose all or part of your investment. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Risks Relating to This Offering

The sale of a substantial amount of our Common Shares issuable upon exercise of the Warrants held by the Selling Securityholders in the public market could adversely affect the prevailing market price of our Common Shares.

We are registering for resale 608,493 Common Shares issuable upon exercise of: (a) 566,040 Investor Warrants; and (b) 42,453 Placement Agent's Warrants. Sales of substantial amounts of our Common Shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Shares. We cannot predict if and when the Selling Securityholders may sell such Common Shares in the public markets. Furthermore, in the future, we may issue additional Common Shares or other equity or debt securities convertible into Common Shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

Management will have broad discretion as to the use of the proceeds from the exercise of Warrants, if any, and may not use the proceeds effectively.

We may receive proceeds from the exercise of the Warrants to the extent that these Warrants are exercised for cash. The Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the Warrants were exercised for cash in full, the proceeds would be approximately CAD$2.61 million. Our management will have broad discretion as to the use of such proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of these proceeds, if any, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our Company.

PRIVATE PLACEMENT OF WARRANTS

Registered Direct Offering

On December 18, 2025, we closed the Registered Direct Offering consisting of 566,040 Common Shares at an offering price of CAD$3.64 (US$2.65). H.C. Wainwright & Co., LLC acted as the sole placement agent for the Registered Direct Offering. The gross proceeds to the Company from the offering were approximately CAD$2.1 million before deducting placement agent fees and other offering expenses payable by the Company.

Concurrent Private Placement

On December 18, 2025, pursuant to the Private Placement, concurrently with the closing of the Registered Direct Offering, we issued unregistered Investor Warrants to the purchasers of Common Shares in the Registered Direct Offering to purchase up to 566,040 Common Shares at an exercise price of CAD$4.27 per Common Share that were immediately exercisable upon issuance and expire five years following the date of issuance. H.C. Wainwright & Co. acted as the sole placement agent for the Private Placement.

Placement Agent’s Warrants

We issued 42,453 Placement Agent's Warrants to H.C. Wainwright & Co., LLC (or its designees) to purchase a number of Common Shares equal to 7.5% of the aggregate number of Common Shares sold in the Registered Direct Offering. The Placement Agent’s Warrants have an exercise price of CAD$4.55 per Common Share (representing 125% of the purchase price of the Common Shares in the Registered Direct Offering), are immediately exercisable upon issuance, and expire five years following the date of issuance.

The Warrants and the Common Shares underlying the Warrants were not registered under the Securities Act and were offered pursuant to the exemption provided under Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D thereunder. Accordingly, the investors may only sell Common Shares issued upon exercise of the Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Shares by the Selling Securityholders. All net proceeds from the sale of the Common Shares covered by this Prospectus will go to the respective Selling Securityholders. We expect that the Selling Securityholders will sell their Common Shares as described under "Plan of Distribution."

We may receive proceeds from the exercise of the Warrants to the extent that such Warrants are exercised for cash. The Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the Warrants were exercised for cash in full, the proceeds would be approximately CAD$2.61 million. We intend to use the net proceeds of such Warrant exercises, if any, for working capital requirements, general corporate purposes and the advancement of its business objectives.

SELLING SECURITYHOLDERS

This Prospectus covers an aggregate of up to 608,493 Common Shares issuable upon exercise of the Warrants, which such Common Shares may be sold or otherwise disposed of by the Selling Securityholders. The term “Selling Securityholder” also includes any transferees, pledges, donees, or other successors-in-interest to the Selling Securityholders named in the table below.

The below table is based on information supplied to us by the Selling Securityholders and beneficial ownership reports filed the with the SEC. Beneficial and percentage ownership is determined in accordance with the rules and regulations of the SEC, which is based on voting or investment power with respect to such shares, and this information does not necessarily indicate beneficial ownership for any other purpose. In accordance with SEC rules, in computing the number of shares beneficially owned by a Selling Securityholder, Common Shares subject to derivative securities held by that Selling Securityholder that are currently exercisable or convertible, or that will be exercisable or convertible within 60 days after January 12, 2026, are deemed outstanding for purposes of such Selling Securityholder, but not for any other Selling Securityholder. The Selling Securityholder’s percentage ownership in the table below is based on 1,993,626 Common Shares outstanding as of January 12, 2026.

The table sets forth certain information with respect to each Selling Securityholder, including (a) the Common Shares beneficially owned by such Selling Securityholder prior to this offering, (b) the number of Common Shares being offered by such Selling Securityholder pursuant to this Prospectus and (c) such Selling Securityholder’s beneficial ownership of our Common Shares after completion of this offering, assuming that all of the Common Shares covered by this Prospectus (but none of the other shares, if any, held by the Selling Securityholders) are sold to third parties in this offering.

The second column lists the total number of Common Shares beneficially owned by each Selling Securityholder, based on its ownership the Company's securities, including Common Shares beneficially owned prior to the Registered Direct Offering, Common Shares acquired in connection with the Registered Direct Offering, and Common Shares underlying Warrants acquired under the Private Placement, with the total number adjusted to account for beneficial ownership blockers limiting the amount of the Warrants that may be exercised for Common Shares (as described below).

The third column lists the percentage ownership of Common Shares beneficially owned, assuming the exercise of the Warrants, with the percentage adjusted to account for beneficial ownership blockers limiting the amount of Warrants that may be exercised for Common Shares (as described below).

The fourth column lists the Common Shares being offered under this Prospectus by the Selling Securityholders.

The fifth column assumes the sale of all of the Common Shares offered by the Selling Securityholders pursuant to this Prospectus and the sixth column lists the percentage ownership of Common Shares beneficially owned by the Selling Securityholders assuming the sale of all of the Common Shares offered by the Selling Securityholders pursuant to this Prospectus. The fifth and sixth columns assume that all of the Common Shares being registered by this Prospectus are resold by the Selling Securityholders to third parties.

Under the terms of the Investor Warrants and Placement Agent’s Warrants, a Selling Securityholder may not exercise Warrants to the extent such exercise would cause such Selling Securityholder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99% or of the Company’s then outstanding Common Shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of such Warrants which have not been exercised.

The Selling Securityholders may sell all, some or none of their Common Shares covered by this Prospectus. We do not know the number of such Common Shares, if any, that will be offered for sale or otherwise disposed of by any of the Selling Securityholders. Furthermore, since the date on which we filed this Prospectus, the Selling Securityholders may have sold, transferred or disposed of Common Shares covered by this Prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”.

	Common Shares Beneficially Owned Before Offering			Common Shares to be Sold Pursuant	Common Shares Beneficially Owned After Offering(1)
Name of Selling Securityholders	Number		Percentage	to offering	Number	Percentage
3i, LP	103,143	(2)	4.99%	98,114	108,143	4.99%
Armistice Capital Master Fund Ltd.	100,164	(3)	4.99%	196,227	104,700	4.99%
Lind Global Fund III LP	199,427	(4)	9.99%	196,227	196,227	8.96%
Intracoastal Capital LLC	104,747	(5)	4.99%	75,472	102,847	4.74%
Augustus Trading LLC	27,222	(6) (10)	1.35%	27,222	0	*
Noam Rubinstein	13,903	(7)	*	13,373	530	*
Wilson Drive Holdings LLC	1,433	(8)	*	1,433	0	*
Charles Worthman	442	(9) (10)	*	425	17	*

*	Less than 1 percent (1%).

(1)	Assumes that all of the Common Shares being registered by this Prospectus are resold by the Selling Securityholders to third parties.

(2)	The Common Shares shown to be beneficially owned before this offering consist of (i) 30,643 Common Shares beneficially owned by 3i, LP (“3i”) and (ii) 72,500 Common Shares issuable upon exercise of the warrants beneficially owned by 3i. The Common Shares shown to be beneficially owned before this offering exclude 471,588 Common Shares issuable upon exercise of warrants beneficially owned by 3i, because such warrants contain a blocker provision under which the holder thereof does not have the right to exercise the warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 4.99% of the outstanding Common Shares. The principal address of 3i is 2 Wooster St. FL 2 New York, NY 10013.

(3)	The Common Shares shown to be beneficially owned before this offering consist of (i) 88,164 Common Shares beneficially owned by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”) and (ii) 202,441 Common Shares issuable upon exercise of warrants beneficially owned by the Master Fund. The Common Shares shown to be beneficially owned before this offering excludes 190,441 Common Shares issuable upon exercise of warrants beneficially owned by the Master Fund. The securities are directly held by the Master Fund may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4)	The Common Shares shown to be beneficially owned before this offering consist of (i) 196,227 Common Shares beneficially owned by Lind Global Fund III LP (“Lind Global”) issued at the closing of the Registered Direct Offering and (ii) 196,227 Common Shares issuable upon exercise of the Investor Warrants issued to Lind Global pursuant to the Private Placement. The Common Shares shown to be beneficially owned before this offering exclude 193,027 Common Shares issuable upon exercise of the Investor Warrants issued to Lind Global pursuant to the Private Placement, because such Investor Warrants contain a blocker provision under which the holder thereof does not have the right to exercise the Investor Warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 9.99% of the outstanding Common Shares. Jeff Easton is the Managing Member of Lind Global Partners III LLC which is the general partner of Lind Global, and in such capacity has the right to vote and dispose of the securities held by Lind. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal address of Lind Global is 444 Madison Ave, Floor 41, New York NY 10022.

(5)	The Common Shares shown to be beneficially owned before this offering consist of 104,747 Common Shares beneficially owned by of Intracoastal Capital LLC ("Intracoastal") issuable upon exercise of the warrants. The Common Shares shown to be beneficially owned before this offering exclude 73,572 Common Shares issuable upon exercise of warrants beneficially owned by Intracoastal, because such warrants contain a blocker provision under which the holder thereof does not have the right to exercise the warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder's affiliates, and any other persons acting as a group together with the holder or any of the holder's affiliates, of more than 4.99% of the outstanding Common Shares Mitchell P. Kopin ("Mr. Kopin") and Daniel B. Asher ("Mr. Asher"), each of whom are managers Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The principal address of Intracoastal is 245 Palm Trail, Delray Beach, Florida, 33483.

(6)	The Common Shares shown to be beneficially owned before this offering consist of 27,222 Common Shares that can be acquired upon exercise of the Placement Agent's Warrants. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities. The business address of Augustus Trading LLC is 600 Lexington Avenue, 32nd floor, New York, NY 10022.

(7)	The Common Shares shown to be beneficially owned before this offering consist of 13,373 Common Shares that can be acquired upon exercise of the Placement Agent's Warrants issued to Noam Rubinstein pursuant to the Private Placement.

(8)	The Common Shares shown to be beneficially owned before this offering consist of 1,433 Common Shares that can be acquired upon exercise of the Placement Agent's Warrants. The securities are held by Wilson Drive Holdings LLC with a registered address of 600 Lexington Avenue, 32nd Floor, New York, NY 10022. Craig Schwabe is the managing member of Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Neither Wilson Drive Holdings LLC nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC and Stockblock Securities LLC. From time to time, one or more of these registered broker-dealers have acted, and may in the future act, as broker, advisor, placement agent, and/or underwriter to the Company. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe has not held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

(9)	The Common Shares shown to be beneficially owned before this offering consist of 425 Common Shares that can be acquired upon exercise of the Placement Agent's Warrants issued to Charles Worthman pursuant to the Private Placement.

(10)	The Selling Securityholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of Common Shares beneficially owned are issuable upon exercise of Placement Agent's Warrants, which were issued as compensation in connection with our Registered Direct Offering. The Selling Securityholder acquired the Placement Agent's Warrants in the ordinary course of business and, at the time the Placement Agent's Warrants were acquired, the Selling Securityholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this Prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Company shall not be responsible for any of the Selling Securityholders' selling costs incurred pursuant to any available method provided hereunder for selling securities.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Shares by the Selling Securityholders or any other person. We will make copies of this Prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Bennett Jones LLP, Toronto, Ontario, is acting as counsel to the Company regarding Canadian securities law matters and has provided an opinion on the validity of the securities being offered.

EXPERTS

The consolidated financial statements of DEFSEC as at and for the years ended September 30, 2025 and September 30, 2024, have been incorporated by reference herein in reliance upon the report of MNP LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of DEFSEC as at and for the year ended September 30, 2023, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit reports covering the September 30, 2025, September 30, 2024 and September 30, 2023 consolidated financial statements contains an explanatory paragraph that states the Company has incurred significant losses and negative cash flows from operations since inception that raise substantial doubt about the entity’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Province of British Columbia under the Business Corporations Act (British Columbia). Some of our directors and officers, and the experts named in this Prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States. There can be no assurance that United States investors will be able to enforce against us, members of our Board, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities described in this Prospectus. This Prospectus constitutes a part of that registration statement, does not contain all of the information set forth in that registration statement and its exhibits. For further information with respect to us and our securities, you should consult the registration statement and its exhibits.

We are required to file with the securities commission or authority in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador¸ in Canada, annual and quarterly reports, material change reports and other information. In addition, we are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, we also must file reports with, and furnish other information to, the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as United States companies. However, we file with the SEC an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited quarterly financial information.

The SEC maintains an internet site (www.sec.gov/search-filings) that makes available reports and other information that we file or furnish electronically with it.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Prospectus is part of the registration statement, but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this Prospectus. Information that is incorporated by reference is considered to be part of this Prospectus and you should read it with the same care that you read this Prospectus, and any subsequent Prospectus Supplement. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this Prospectus, and will be considered to be a part of this Prospectus from the date those documents are filed.

The following documents filed by the Company are specifically incorporated by reference into, and form an integral part of, this Prospectus:

a)	our Annual Report on Form 20-F for the fiscal year ended September 30, 2025 filed with the SEC on December 29, 2025;

b)	the Current Report on Form 6-K furnished to the SEC on February 2, 2026;

c)	the description of our Common Shares contained in our Registration Statement on Form F-1 (File No. 333-266897), filed with the SEC on November 14, 2022; and

d)	Any such documents which are filed on Form 40-F or Form 20-F, as applicable, with, or (if and to the extent expressly provided) furnished on Form 6-K to, the SEC after the date of this Prospectus and this Prospectus and the registration statement on Form F-3 and this Prospectus form part. In addition, the Company may incorporate by reference into the registration statement on Form F-3 to which this Prospectus relates other information from documents that the Company will file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, if and to the extent expressly provided therein. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Company and readers should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated herein or therein by reference.

Any statements made in a document incorporated by reference in this Prospectus are deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this Prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this Prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The information relating to us contained in this Prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this Prospectus or incorporated by reference in this Prospectus should be read in conjunction with documents we have filed with the SEC.

We will provide to each person, including any beneficial holder, to whom a Prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the Prospectus but not delivered with the Prospectus. Requests for documents should be by writing to or telephoning us at the following address: DEFSEC Technologies Inc., 80 Hines, Suite #300, Ottawa, Ontario, Canada, K2K 2T8, (613) 241-1849. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

DEFSEC Technologies Inc.

Up to 608,493 Common Shares

PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under Section 160 of the Business Corporations Act (British Columbia) (the "BCBCA"):

a)	a director or officer of the Company;

b)	a former director or officer of the Company;

c)	a director, former director, officer or former officer of another corporation at a time when the corporation is or was an affiliate of the Company or at the request of the Company;

d)	an individual who is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, at the request of the Company (any corporation or entity referred to in (c) or (d), an "associated corporation"; and any individual described in (a) through (d), an "eligible individual"); or

e)	any heirs and personal or other legal representatives of an eligible individual (any person described in (e) and any eligible individual, an "eligible party"),

may be indemnified by the Company against all judgments, penalties or fines awarded or imposed or to which the eligible party may be liable in, or amounts paid in settlement of, any civil, criminal, quasi-criminal, administrative or regulatory action or proceeding or investigative action, whether current, threatened, pending or completed, in which the eligible party, by reason of an eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or costs, charges and expenses, including legal and other fees ("expenses") related to, any such action or proceeding (an "eligible proceeding"); and after the final disposition of an eligible proceeding, may be paid the expenses actually and reasonably incurred by the eligible party in respect of that proceeding.

Under Section 161 of the BCBCA, an eligible party must, after the final disposition of an eligible proceeding, be paid by the Company the expenses actually and reasonably incurred by the eligible party in respect of the eligible proceeding if the eligible party is wholly successful on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding, and if the eligible party has not been reimbursed for those expenses.

Under Section 162 of the BCBCA, an eligible party may be paid by the Company, as expenses are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by the eligible party in respect of that proceeding; provided that the Company must not pay such expenses unless the Company first receives from the eligible party a written undertaking that the eligible party will repay the amounts advanced if it is ultimately determined that (i) the eligible individual in relation to the subject matter of the eligible proceeding did not act honestly and in good faith with a view to the best interests of the Company or associated corporation, as the case may be, (ii) in the case of an eligible proceeding other than a civil proceeding, the eligible individual did not have reasonable grounds for believing the eligible individual's conduct in respect of which the proceeding was brought was lawful, (iii) the eligible proceeding is brought by or on behalf of the Company or an associated corporation or (iv) in certain circumstances, the Company is or was prohibited from doing so by its articles (each of items (i) to (iv), a "statutory prohibition").

Under Section 163 of the BCBCA, the Company must not make an indemnification or payment under Sections 160 through 162 if there is a statutory prohibition.

Under Section 164 of the BCBCA, the Supreme Court of British Columbia may, on application of the Company or an eligible party, order the Company to indemnify or to pay expenses of an eligible party, despite Sections 160 through 163 of the BCBCA.

As indicated above, under the BCBCA, the articles of the Company may affect the power or obligation of the Company to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses, subject to the overriding power of the Supreme Court of British Columbia.

The articles of the Company provide that the Company shall indemnify, a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

As contemplated by Section 165 of the BCBCA, the Company has purchased insurance for the benefit of its directors and officers against potential claims against them and against loss for which the Company may be required or permitted by law to indemnify such directors and officers.

On February 25, 2022, we entered into indemnity agreements with our directors and certain officers (each, an "Indemnitee") to indemnify the Indemnitee, to the fullest extent permitted by law and subject to certain limitations, against all liabilities, costs, charges and expenses reasonably incurred by an Indemnitee in an action or proceeding to which the Indemnitee was made a party by reason of the Indemnitee being an officer or director of (i) our company or (ii) an organization of which our company is a shareholder or creditor if the Indemnitee serves such organization at our request.

Item 9. Exhibits

Exhibit Number	Description
4.1	Form of Underwriter Warrant For U.S. IPO (incorporated by reference to Exhibit 4.1 to the Company's Form F-1 filed with the SEC on November 7, 2022).
4.2	Form of Warrant Agency Agreement for U.S. IPO Warrants (incorporated by reference to Exhibit 4.2 to the Company's Form F-1 filed with the SEC on November 7, 2022).
4.3	Form of U.S. IPO Warrant (incorporated by reference to Exhibit 4.3 to the Company's Form F-1 filed with the SEC on November 7, 2022).
4.4	Form of U.S. IPO Pre-funded Warrant (incorporated by reference to Exhibit 4.4 to the Company's Form F-1 filed with the SEC on November 7, 2022).
4.5	Form of Warrant Indenture for Canadian Warrants (incorporated by reference to Exhibit 4.5 to the Company's Form F-1 filed with the SEC on November 7, 2022).
4.6	Form of Warrant Certificate for Canadian Warrants (incorporated by reference to Exhibit 4.6 to the Company's Form F-1 filed with the SEC on November 7, 2022).
4.7	Form of Canadian Compensation Option Certificate (incorporated by reference to Exhibit 4.7 to the Company's Form F-1 filed with the SEC on November 7, 2022).
4.8	Common Share Purchase Warrant Indenture between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and TSX Trust Company, dated April 29, 2021 (incorporated by reference to Exhibit 10.7 to the Company's Form F-1 filed with the SEC on September 16, 2022).
4.9	First Supplemental Warrant Indenture between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and TSX Trust Company, dated August 25, 2021 (incorporated by reference to Exhibit 10.8 to the Company's Form F-1 filed with the SEC on September 16, 2022).
4.10	Form of Private Placement Warrant dated July 21, 2023 (incorporated by reference to Exhibit 4.14 to the Company’s Form F-1 filed with the SEC on August 2, 2023).
4.11	Form of Private Placement Pre-funded Warrant dated July 21, 2023 (incorporated by reference to Exhibit 4.15 to the Company’s Form F-1 filed with the SEC on August 2, 2023).
4.12	Form of Private Placement Agent's Warrant dated July 21, 2023 (incorporated by reference to Exhibit 4.16 to the Company’s Form F-1 filed with the SEC on August 2, 2023).
4.13	Form of Pre-funded Warrant dated April 4, 2024 (incorporated by reference to Exhibit 10.1 of the Company’s Form 6-K filed with the SEC on April 8, 2024)
4.14	Form of Underwriter Warrant dated April 4, 2024 (incorporated by reference to Exhibit 10.1 of the Company’s Form 6-K filed with the SEC on April 8, 2024)
4.15	Placement Agent Warrant dated June 12, 2024 (incorporated by reference to Exhibit 10.1 of the Company’s Form 6-K, filed with the SEC on June 14, 2024)
4.16	Form of Warrant dated August 9, 2024 (incorporated by reference to Exhibit 4.1 of the Company's Form 6-K, filed with the SEC on August 12, 2024)
4.17	Form of Placement Agent Warrant dated August 9, 2024 (incorporated by reference to Exhibit 4.2 of the Company's Form 6-K, filed with the SEC on August 12, 2024)

4.18	Form of Placement Agent Warrant dated October 28, 2024 (incorporated by reference to Exhibit 4.1 of the Company's Form F-1 filed with the SEC on October 28, 2024)
4.19	Form of Pre-funded Warrant dated October 28, 2024 (incorporated by reference to Exhibit 4.2 of the Company's Form F-1 filed with the SEC on October 28, 2024)
4.20	Form of Amended Pre-funded Warrant dated November 12, 2024 (incorporated by reference to Exhibit 4.20 of the Company's Form F-3 filed with the SEC on November 29, 2024)
4.21	Form of Pre-funded Warrant dated November 12, 2024 (incorporated by reference to Exhibit 4.21 of the Company's Form F-3 filed with the SEC on November 29, 2024)
4.22	Form of Warrant dated November 12, 2024 (incorporated by reference to Exhibit 4.22 of the Company's Form F-3 filed with the SEC on November 29, 2024)
4.23	Form of Placement Agent Warrant dated November 12, 2024 (incorporated by reference to Exhibit 4.23 of the Company's Form F-3 filed with the SEC on November 29, 2024)
4.24	Form of Pre-funded Warrant dated February 21, 2025 (incorporated by reference to Exhibit 4.24 of the Company's Form F-3 filed with the SEC on February 26, 2025)
4.25	Form of Warrant dated February 21, 2025 (incorporated by reference to Exhibit 4.25 of the Company's Form F-3 filed with the SEC on February 26, 2025)
4.26	Form of Placement Agent Warrant dated February 21, 2025 (incorporated by reference to Exhibit 4.26 of the Company's Form F-3 filed with the SEC on February 26, 2025)
4.27	Form of Warrant dated February 24, 2025 (incorporated by reference to Exhibit 4.27 of the Company's Form F-3 filed with the SEC on February 26, 2025)
4.28	Form of Placement Agent Warrant dated February 24, 2025 (incorporated by reference to Exhibit 4.28 of the Company's Form F-3 filed with the SEC on February 26, 2025)
4.29	Form of Placement Agent Warrant dated July 22, 2025 (incorporated by reference to Exhibit 4.1 to the Company's Form F-1 filed with the SEC on July 22, 2025)
4.30	Form of Warrant dated December 17, 2025 (incorporated by reference to Exhibit 4.1 to the Company's Form 6-K filed with the SEC on December 18, 2025)
4.31	Form of Placement Agent Warrant dated December 17, 2025 (incorporated by reference to Exhibit 4.2 to the Company's Form 6-K filed with the SEC on December 18, 2025)
5.1	Opinion of Bennett Jones LLP
23.1	Consent of MNP LLP, independent registered public accounting firm
23.2	Consent of KPMG LLP, independent registered public accounting firm
23.3	Consent of Bennett Jones LLP (contained in legal opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page to this Registration Statement).
107	Filing Fee Table.

Item 10. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, on February 2, 2026.

DEFSEC TECHNOLOGIES INC.

By:	/s/ Jennifer Welsh
	Name:	Jennifer Welsh
	Title:	CFO and Chief Compliance Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sean Homuth and Jennifer Welsh as his true and lawful attorneys-in-fact, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Sean Homuth		February 2, 2026
Sean Homuth	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jennifer Welsh		February 2, 2026
Jennifer Welsh	Chief Financial Officer and Chief Compliance Officer (Principal Financial and Accounting Officer)

/s/ David Luxton		February 2, 2026
David Luxton	Chairman and Director

/s/ Rick Hillier		February 2, 2026
Rick Hillier	Director

/s/ Paul Fortin		February 2, 2026
Paul Fortin	Director

/s/ Paul Mangano		February 2, 2026
Paul Mangano	Director

/s/ James Yersh		February 2, 2026
James Yersh	Director

/s/ Niel Marotta		February 2, 2026
Niel Marotta	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of DEFSEC Technologies Inc., has signed this registration statement on February 2, 2026.

Authorized United States Representative

/s/ Paul Mangano
Name:	Paul Mangano
Title:	Director